UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Willis Lease Finance Corporation
(Name of Registrant as Specified In Its Charter)

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WILLIS LEASE FINANCE CORPORATION

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

        You are cordially invited to attend the 2014 Annual Meeting of Stockholders of WILLIS LEASE FINANCE CORPORATION, which will be held at our executive offices, 773 San Marin Drive, Suite 2215, Novato, California, 94998 at 2:00 p.m. local time on Thursday, May 29, 2014. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.willislease.com (see "Investors").

        In addition to any other business that may properly come before the meeting or any adjournment or postponement thereof, the following proposals are to be voted on at the Annual Meeting:

  •
  To elect two Class I Directors to serve until the 2017 Annual Meeting of Stockholders: Robert T. Morris and W. William Coon, Jr. The Board of Directors recommends that you vote FOR this proposal.

  •
  An advisory vote on executive compensation as disclosed in this proxy statement. The Board of Directors recommends that you vote FOR approval of such executive compensation.

  •
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm. The Board of Directors recommends that you vote FOR this proposal.

        The Board of Directors has fixed the close of business on April 1, 2014 as the record date for determining those stockholders who will be entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A quorum comprising the holders of the majority of the outstanding shares of our common stock on the record date must be present or represented for the transaction of business at the 2014 Annual Meeting of Stockholders. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, to ensure that your shares will be voted at the 2014 Annual Meeting of Stockholders. You may revoke your proxy at any time prior to the time it is voted.

        The proxy material is being mailed to you on or about April 28, 2014. Please read the proxy material carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Dean M. Poulakidas Senior Vice President, General Counsel and Secretary

April 25, 2014

WILLIS LEASE FINANCE CORPORATION
PROXY STATEMENT

You should read the entire proxy
statement carefully prior to returning your proxy

PROXY STATEMENT
FOR
2014 ANNUAL MEETING OF STOCKHOLDERS
OF
WILLIS LEASE FINANCE CORPORATION
To Be Held on May 29, 2014

SOLICITATION AND VOTING OF PROXIES

General

        This proxy statement is furnished in connection with the solicitation by the Board of Directors (also referred to as the "Board") of WILLIS LEASE FINANCE CORPORATION ("we," "us," "our," "Willis Lease" or the "Company") of proxies to be voted at the 2014 Annual Meeting of Stockholders, which will be held at 2:00 p.m. local time on Thursday, May 29, 2014 at our executive offices, located at 773 San Marin Drive, Suite 2215, Novato, California 94998, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders.

        This proxy statement is being mailed to stockholders on or about April 28, 2014. Our 2013 Annual Report is being mailed to stockholders concurrently with this proxy statement. You should not regard the 2013 Annual Report as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to be held on May 29, 2014:
The Proxy Statement and the 2013 Annual Report are also available at
https://materials.proxyvote.com/970646.

Voting

        The close of business on April 1, 2014 is the record date for determining whether you in your capacity as a stockholder are entitled to notice of and to vote at the 2014 Annual Meeting of Stockholders. As of that date, we had 8,436,028 shares of common stock, $0.01 par value, issued and outstanding. All of the shares of our common stock outstanding on the record date are entitled to vote at the 2014 Annual Meeting of Stockholders. If you are entitled to vote at the meeting, you will have one vote for each share of common stock you hold with regard to each matter to be voted upon.

        The required quorum for the meeting is a majority of the outstanding shares of common stock eligible to be voted on the matters to be considered at the meeting.

        Shares of our common stock represented by proxies which are properly executed and returned to us on the accompanying proxy card will be voted at the 2014 Annual Meeting of Stockholders in accordance with the instructions you mark on the proxy card. If you do not mark any instructions on the proxy card, your shares represented by the proxy card will be voted for the election of the Board's nominees as Class I Directors, and in favor of Proposals 2 and 3. In the election for Directors (Proposal 1), the nominees for Class I Directors receiving the highest number of affirmative votes will be elected. The affirmative vote of a majority of the shares voted in person or by proxy at the 2014 Annual Meeting is required for the adoption of Proposals 2 and 3.

        If a properly signed proxy or ballot indicates that you abstain from voting or that your shares are not to be voted on a particular proposal, your shares will not be counted as having been voted on that proposal, although your shares will be counted as being in attendance at the meeting for purposes of determining the presence of a quorum. Broker non-votes (i.e., shares held by brokers or nominees, as to which instructions have not been received from beneficial owners or persons entitled to vote, that the broker or nominee does not have discretionary power to vote on a particular matter) are counted towards a quorum, but are not counted for purposes of the proposals in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

        Our management does not know of any matters to be presented at the 2014 Annual Meeting of Stockholders other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Revocability of Proxies

        If you give a proxy in the form accompanying this proxy statement, you have the right to revoke it at any time before it is voted at the meeting. You may revoke your proxy by:

  •
  filing an instrument of revocation with our Corporate Secretary;

  •
  presenting at or prior to the meeting a duly executed proxy bearing a later date; or

  •
  attending the meeting and electing to vote in person.

Solicitation

        This solicitation is made by our Board of Directors on our behalf. The entire cost of preparing, assembling and mailing the Notice of 2014 Annual Meeting of Stockholders, this proxy statement and the enclosed proxy card, and of soliciting proxies, will be paid by us. Proxies will be solicited principally through the use of the mail, but we may solicit proxies personally or by telephone, electronic mail or special letter by our officers and our regular employees for no additional compensation. We have retained American Stock Transfer & Trust and Broadridge to aid in the solicitation at an estimated cost to us of approximately $9,900 plus out-of-pocket expenses.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND THE COMMITTEES OF THE BOARD

Board of Directors

        Our Bylaws authorize us to have five Directors. At the present time, the Board consists of five Directors who are divided into three classes of two Directors in each of Class I and Class III and one Director in Class II. One class is elected each year for a three-year term. W. William Coon, Jr., Hans Joerg Hunziker, and Robert T. Morris are independent Directors, as defined in the NASDAQ listing standard. Gérard Laviec, previously a Class II Director, resigned from the Board as of May 31, 2013.

        Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with our Chairman and Chief Executive Officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board held a total of seven meetings during the fiscal year ended December 31, 2013. Each incumbent Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all Committees of the Board on which he served; other than Mr. Austin Willis, who was unable to attend two of the seven

Board meetings during 2013 partly as a result of scheduling conflicts with his military commitment (described in more detail under "Principal Occupations, Background and Qualifications of Director Nominees and Continuing Directors").

Communications with the Board

        You may communicate with the Board of Directors by sending a letter to: Board of Directors, Willis Lease Finance Corporation, c/o Office of the Corporate Secretary, 773 San Marin Drive, Suite 2215, Novato, California 94998. Our Office of the Corporate Secretary will receive your correspondence and forward it to the Board of Directors or to any individual Director or Directors to whom your communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Attendance at the Annual Meeting of Stockholders

        Director Charles F. Willis IV attended the 2013 Annual Meeting of Stockholders; our other Directors did not attend. We have no policy requiring Board members to attend our annual meeting.

Committees of the Board

        The Board of Directors has an Audit Committee and a Compensation Committee, both currently comprised solely of independent Directors, as defined by the NASDAQ listing standards.

        The Board does not have a nominating committee or committee performing the functions of such a committee. The Board has determined that the function of a nominating committee is adequately fulfilled by the independent Directors. It has not established such a committee and therefore has no nominating committee charter. The full Board of Directors participates in the consideration of any Director nominee.

        Although we have not formally set any specific minimum qualifications that Director nominees must possess, we look for candidates with the appropriate experience in aviation and leasing, a strong professional background, and a general understanding of marketing, finance and other disciplines related to the success of a company in our industry. And although not part of any formal policy, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. Our Directors are generally nominated by our management or other Directors, and each nominee is evaluated based on the above qualifications and in the context of the Board as a whole. While we do not normally engage professional search firms or other third parties in connection with our Board nomination process, we may do so in the future.

        As we do not have a history of stockholder nominations of Directors, we do not have a formal policy regarding stockholder nominees to the Board. Under our Bylaws, stockholders wishing to nominate a candidate for Director must give notice to our Corporate Secretary no later than the close of business on the 90th day prior to the first anniversary of our preceding year's annual meeting. If the annual meeting is more than 30 days before or 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or the 10th day following the day on which we publicly announce the annual meeting date. The notice should set forth: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class and number of our shares beneficially owned by the nominee; (iv) a description of all arrangements or understandings between the stockholder and the nominee and any other person(s) pursuant to which the nomination is made by the stockholder; and (v) any other information relating to the nominee that is required to be disclosed in proxy statements for the election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominees proposed by stockholders will be evaluated in the same manner as those proposed by management or existing Directors.

        The Audit Committee oversees our accounting function, internal controls and financial reporting process on behalf of the Board. The NASDAQ's listing rules require that our Audit Committee be composed of at least three independent Directors. The Audit Committee meets with our financial management and our independent registered public accounting firm to review our financial statements and filings, the audit and matters arising from them, and financial reporting procedures, including any significant judgments made in preparation of the financial statements. The Audit Committee currently consists of Directors Robert T. Morris (Chair), W. William Coon, Jr. and Hans Joerg Hunziker. All members of the Audit Committee are able to read and understand financial statements. Mr. Morris also qualifies as an audit committee financial expert, as defined by the SEC, and is financially sophisticated as required by the NASDAQ listing standards. The Committee held four meetings during the 2013 fiscal year. The Audit Committee's charter is available on the Company's web site (www.willislease.com).

        The Compensation Committee reviews and approves our compensation arrangements for executive officers and administers the 2007 Stock Incentive Plan. The Compensation Committee currently consists of Directors Hans Joerg Hunziker (Chair), W. William Coon, Jr., and Robert T. Morris. The Compensation Committee held seven meetings during the 2013 fiscal year. For additional details, see "Compensation of Executive Officers—Compensation Discussion and Analysis" elsewhere in this proxy statement. The Compensation Committee's charter is available on the Company's web site (www.willislease.com).

        The Board of Directors may also establish a committee of independent Directors, as defined by the NASDAQ listing standards, to address specific issues from time to time. In 2013, such a committee was established to review the transaction with J.T. Power described in more detail under "Certain Relationships and Related Transactions."

Board Leadership Structure

        Our company is led by Charles F. Willis, IV, the founder of the Company, who serves as our Chairman and Chief Executive Officer. This approach is commonly utilized by public companies in the United States and we believe it has been effective for our company as well. Serving in both these roles since the Company was founded has allowed Mr. Willis to be seen by participants in the aviation industry and by our customers, business partners, investors and the other stakeholders as providing strong leadership for our company and in our industry. The Board believes that his combined role is the optimal structure for us and our stockholders because it enables decisive leadership, ensures clear accountability and enhances our ability to consistently communicate our message and strategy to all of our stakeholders. Moreover, Mr. Willis possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business and, therefore, is best positioned to develop agendas that focus the Board's time and attention on the most critical matters, while minimizing the potential for confusion or duplication of efforts. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers and other stakeholders that Willis Lease is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations.

        We have not appointed an independent Board chairman or lead independent Director, as we believe that the members of our Board and the two standing Board Committees consisting of independent Directors provide an appropriate level of oversight. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as risk, legal and compliance matters. The Compensation Committee oversees the compensation of our Chairman and Chief Executive Officer, and upon the recommendation of the Chief Executive Officer, the compensation of the other Named Executive Officers. Each of these Committees is led by a chairperson other than the Chairman and Chief Executive Officer and, as discussed in more detail in this proxy, the entire Board of Directors is actively involved in overseeing our risk management. The entire Board, or, as appropriate, the independent Directors, monitors matters such as the composition of the Board and its committees, Board performance and "best practices" in corporate governance. Our independent Directors also conduct meetings in executive session. These meetings are typically held in conjunction with Board meetings. In 2013 one Board meeting included an independent Directors' session. This allows Directors to speak candidly on any matters of interest without the Chief Executive Officer or other managers present. We believe this framework strikes a sound balance with appropriate oversight and that appointing an independent Board chairman would not improve the performance of the Board in a material way.

The Board's Role in Risk Oversight

        It is management's responsibility to manage risk and bring to the Board's attention the most material risks to the Company. Our Board, including through the Audit Committee and Compensation Committee, each of which are comprised solely of independent Directors, regularly reviews various areas of significant risk to the Company, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full Board include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions. Our Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of Willis Lease's financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act and the Dodd-Frank Act, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), risks posed by significant litigation matters, risks associated with proposed affiliate transactions, and compliance with the Company's Code of Ethics and other applicable laws and regulations. The Compensation Committee reviews and evaluates risks related to the attraction and retention of talent, risks associated with management succession planning, and risks related to the design of compensation programs established by the Compensation Committee for our executive officers. The Compensation Committee has determined in its reasonable business judgment that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

        For details regarding Director compensation, see "Compensation of Executive Officers—Compensation Discussion and Analysis—Director Compensation" elsewhere in this proxy statement.

Biographical Information

	Director Since	Age*
Class I Directors Whose Terms Expire at the 2017 Annual Meeting (provided they are re-elected at the Annual Meeting):
Robert T. Morris	2006	65
W. William Coon, Jr.	2003	74
Class II Director Whose Term Expires at the 2015 Annual Meeting:
Austin C. Willis	2008	33
Class III Directors Whose Term Expires at the 2016 Annual Meeting:
Charles F. Willis, IV	1985	65
Hans Joerg Hunziker	2006	64

*
Age as of April 15, 2014.

Principal Occupations, Background and Qualifications of Director Nominees and Continuing Directors

        Charles F. Willis, IV is the founder of Willis Lease, has served as Chief Executive Officer and a Director since our incorporation in 1985, served as President until July 2011 (when Donald A. Nunemaker was promoted to that position), and has served as Chairman of the Board of Directors since 1996. Mr. Willis has over 40 years of experience in the aviation industry. From 1975 to 1985, Mr. Willis served as president of Willis Lease's predecessor, Charles F. Willis Company, which purchased, financed and sold a variety of large commercial transport aircraft and provided consulting services to the aviation industry. During 1974, Mr. Willis operated a small business not involved in the aviation industry. From 1972 through 1973, Mr. Willis was Assistant Vice President of Sales at Seaboard World Airlines, a freight carrier. From 1965 through 1972, he held various positions at Alaska Airlines, including positions in the flight operations, sales and marketing departments. As our founder and Chief Executive Officer, Mr. Willis brings to the Board significant senior leadership, sales and marketing, industry, technical and global experience, and a deep institutional knowledge of the Company, its operations and customer relations.

        Hans Joerg Hunziker previously served as one of our Directors from November 2000 until July 1, 2003. He was elected a Class II Director at the 2006 Annual Meeting. Since 2002, Mr. Hunziker has been the owner and CEO of HLF Aviation GmbH (formerly known as Hunziker Lease & Finance), a company he founded in Switzerland which offers independent business consulting services to the aviation industry. From 1998 to 2002, he was the President and Chief Executive Officer of Flightlease AG Ltd., a public company involved in aircraft leasing as a subsidiary of SAirGroup whose headquarters are in Zurich, Switzerland. From 1998 to 2001, he was also co-CEO of GATX Flightlease Management GmbH, an asset management and commercial aircraft leasing company. From 1996 to 1998, he was the Chief Financial Officer of SAirServices Ltd., a group of companies including aircraft maintenance and overhaul, ground handling services, information technology and real estate, and Managing Director of SAirServices Invest Ltd. From 1991 to 1996, he was Chief Financial Officer of Swissair Associated Companies Ltd., a group of 150 companies, primarily in the hotel, catering (Gate Gourmet) and trading business. Mr. Hunziker holds a master's degree in Economics and Business Administration from the University of Zurich. He also received the equivalent of a doctoral degree from the University of Zurich, after successful completion of his thesis on Strategic Planning in the Airline Industry. In addition to previously serving as a Director of Willis Lease, he was Chairman of the Board of Flightlease Holdings (Guernsey) Limited (and a Director of several of its subsidiaries in Guernsey and Bermuda), as well as Chairman of the Board of Flightlease (Netherlands) B.V., SRTechnics Group AG, SRTechnics Switzerland AG, Swisscargo AG and SAirServices Invest AG. He

was a member of the Board of Directors of Jetbird AG from 2006-2009, and was also previously a member of the Board of Directors of each of FlightTechnics LLC, Delaware, Swissport Brazil Ltd., Polygon Insurance Company Ltd. and Gotland Shipping AG. Mr. Hunziker brings to the Board a high level of financial sophistication, broad international exposure and significant experience in commercial aviation and the aviation equipment leasing industry.

        W. William Coon, Jr. spent 34 years at GE Aircraft Engines ("GEAE"), a division of General Electric Company (NYSE:GE), where he served in numerous management positions. Prior to retiring from GEAE in 2000, Mr. Coon was General Manager for Small Commercial Aircraft Services. From 1984 to 1998 he served as Director of Product Support, where he was responsible for supplying global services to the company's regional airline customers. In addition to those executive positions, Mr. Coon was a Director of each of T Group America and Flight Technics from 2003 through 2007. Mr. Coon holds a Bachelor of Science Degree in Aeronautical Engineering from the University of Michigan and a Master of Business Administration from Xavier University. Mr. Coon brings to the Board a valuable technical literacy, knowledge of an important manufacturer and supplier of engines to the Company, and familiarity with the needs of the Company's commercial airline customer base.

        Robert T. Morris is currently President of Robert Morris & Company, a company he founded in 1992. He joined Union Bank of California Leasing in 2004 to establish an innovative equipment leasing group, and served as its President through March 2007. Prior to joining Union Bank of California Leasing, he was a consultant to more than 25 commercial banks for their equipment leasing operations over a 12 year period. He has also worked for Bank of San Francisco, Bank of Montreal and GATX Leasing Corporation. Mr. Morris holds a master's degree from the American Graduate School of International Management and a Bachelor of Arts Degree from the University of Denver with majors in Economics, Political Science and History. Mr. Morris brings to the Board considerable expertise in the aviation equipment leasing industry with a focus on finance and risk evaluation.

        Austin C. Willis was elected to the Board in December 2008. Mr. Willis was the founder of J.T. Power LLC, a privately held company engaged in the business of selling commercial jet turbine engine parts and leasing commercial aircraft. In 2013, the Company purchased certain assets and hired employees from J.T. Power, as part of our launching of Willis Aeronautical Services, Inc. Mr. Willis served as J.T. Power's president from its founding in 2004 until 2012, when day-to-day management as president of J.T. Power was transitioned to another individual with Mr. Willis continuing as Chief Executive Officer. This transition was implemented to facilitate Mr. Willis' enlistment in the U.S. armed forces in 2012. He has completed his basic training and is undergoing the selection process to determine his duties in the immediate future. The Board is fully supportive of Mr. Willis' decision to enter into military service and his efforts to continue fulfilling his duties as a member of the Board while undergoing his military training. In addition to his duties with J.T. Power and the U.S. armed forces, since 2006 Mr. Willis has also owned and served as Chief Executive Officer of Aviation Management LLC, an aviation consulting firm. Mr. Willis holds a bachelor's degree from the London School of Economics and Political Science, where he studied finance and industrial relations. He is the son of Charles F. Willis, IV. Mr. Willis brings to the Board familiarity with the aviation industry generally with a focus on the after-market disposition of the aircraft engines and parts which comprise the Company's engine portfolio.

PROPOSAL 1
ELECTION OF TWO CLASS I DIRECTORS

        Our Board is divided into three classes, each class having a three-year term that expires in successive years. At the 2014 Annual Meeting of Stockholders, two Directors will be elected in Class I, to serve a three-year term expiring at the 2017 Annual Meeting of Stockholders or until succeeded by another qualified Director who has been duly elected.

        The nominees for Director in Class I are Robert T. Morris and W. William Coon, Jr.

        The proxy holders intend to vote all proxies received by them for the foregoing nominees, unless instructions to the contrary are marked on the proxy. In the event that any nominee is unable or declines to serve as a Director at the time of the 2014 Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES AS CLASS I DIRECTORS.

 EXECUTIVE OFFICERS OF WILLIS LEASE FINANCE CORPORATION

        Our executive officers are as follows:

Name	Age*	Positions and Offices
Charles F. Willis, IV**	65	Chief Executive Officer
Donald A. Nunemaker	66	President
Bradley S. Forsyth	48	Senior Vice President and Chief Financial Officer
Dean M. Poulakidas	45	Senior Vice President, General Counsel and Secretary
Judith M. Webber	63	Senior Vice President, Technical Services

*
Age as of April 15, 2014.

**
See business experience background under "Principal Occupations, Background and Qualifications of Director Nominees and Continuing Directors."

        Donald A. Nunemaker has been with us since July 1997 and currently serves as our President. Prior to his appointment as President, he served as General Manager—Leasing until July 2011, as Chief Operating Officer until September of 2006, and prior to that as Chief Administrative Officer until March 2001. Mr. Nunemaker also served on our Board of Directors from June to November 2000. Mr. Nunemaker is responsible for managing our day-to-day operation and has been extensively involved in the equipment leasing industry since 1973. From 1995 to 1996, Mr. Nunemaker was President and CEO of LeasePartners, Inc., a leasing company based in Burlingame, California, which was acquired in 1996 by Newcourt Credit Group. From 1990 to 1994, Mr. Nunemaker was Executive Vice President of Concord Asset Management, Inc., an aircraft and computer leasing subsidiary of Concord Leasing, Inc., which was owned by the HSBC Group. Before joining Concord in 1990, Mr. Nunemaker was President and CEO of Banc One Leasing Corporation of New Jersey. Prior to that he spent thirteen years with Chase Manhattan Leasing Company in a variety of senior line and staff positions. Mr. Nunemaker has a Master of Business Administration degree from Indiana University.

        Bradley S. Forsyth, who currently serves as our Senior Vice President and Chief Financial Officer, joined us in January 2007, bringing more than 14 years of experience in the finance and aviation industries. Mr. Forsyth is responsible for the capital markets, finance, treasury, accounting, risk management and systems functions of the Company. Prior to joining Willis Lease from 1994 to 2006, he served as Vice President of Finance for Standard Aero, an international aviation maintenance, repair and overhaul services provider, providing financial management support to nine business units with $800 million in annual sales. Prior to that, he was with PriceWaterhouse (now PricewaterhouseCoopers) practicing in their audit and tax departments. He is a Chartered Accountant and graduated from the University of Manitoba with a Bachelor of Commerce degree.

        Dean M. Poulakidas joined Willis Lease in September 2011 and currently serves as our Senior Vice President, General Counsel and Secretary. Prior to his appointment as General Counsel, he served as Senior Counsel until March 31, 2013. Formerly, Mr. Poulakidas was Vice President and Corporate Counsel with International Lease Finance Corporation (ILFC), where he managed a wide variety of aviation transactions working with airlines, manufacturers, purchasers, financiers, service providers and aviation authorities in many jurisdictions. Prior to ILFC, he was a corporate attorney at Pillsbury Madison & Sutro, where his transactional experience included international and domestic joint ventures, mergers and acquisitions. Mr. Poulakidas earned his undergraduate degree from the University of California at Los Angeles, his masters from Columbia University and his law degree from the University of California's Hastings College of Law in San Francisco.

        Judith M. Webber, our Senior Vice President, Technical Services, has been with us since 1996. Immediately prior to joining us, she was Powerplant Technical Services Manager at Hawaiian Airlines for 9 years. Ms. Webber also worked for a number of years in the Canadian high arctic and northern Canada. Additionally Ms. Webber spent time working in the Caribbean as Chief Engineer for a local airline and also served for 2 years as an Airworthiness Inspector for Transport Canada. Ms. Webber currently has more than 46 years' experience in aircraft and engine maintenance, ranging from widebody aircraft and engines to small turbo props. She holds an FAA Airframe and Powerplant certificate and previously held both Transport Canada and British CAA Aircraft Maintenance Engineer licenses. Ms. Webber started her aviation career by serving as an Aircraft Propulsion Technician in the Royal Air Force.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2014 by: (i) each person who is known to us to own beneficially more than five percent of the outstanding shares of our common stock; (ii) each Director; (iii) each officer (including a former officer) listed in the Summary Compensation Table; and (iv) all Directors and Executive Officers (including a former officer) as a group. Unless specified below, the mailing address for each individual, officer or director is c/o Willis Lease Finance Corporation, 773 San Marin Drive, Suite 2215, Novato, CA 94998.

        As of April 15, 2014, we had 8,431,708 shares of common stock, $0.01 par value, issued and outstanding.

	Common Stock(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage of Class
Charles F. Willis, IV	2,785,071	(2)	32.84%
Austin C. Willis	110,715		1.31%
Donald A. Nunemaker	101,468		1.20%
Bradley S. Forsyth	63,536		*
Judith M. Webber	57,410		*
Dean M. Poulakidas	21,761		*
Hans Joerg Hunziker	10,233		*
Robert T. Morris	7,957		*
W. William Coon, Jr	7,852		*
Paul D. Johnson	0		*
All Directors and Executive Officers as a group (10 persons)	3,166,003		37.36%
Dimensional Fund Advisors Inc.	751,059	(3)	8.91%
Rutabaga Capital Management LLC	747,030	(4)	8.86%

*
Less than one percent of our outstanding common stock.

(1)
Except as indicated in the footnotes to this table, the stockholders named in the table are known to us to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The number of shares beneficially owned includes common stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after April 15, 2014, including, but not limited to, upon the exercise of an option.

(2)
Includes 2,134,148 shares held by CFW Partners, L.P., a California limited partnership, of which Charles F. Willis, IV, holds a one percent (1%) interest as sole general partner and an eighty percent (80%) interest as a limited partner. A trust for the benefit of Austin C. Willis holds the remaining nineteen percent (19%) interest as a limited partner. Also includes (i) 4,938 shares held in a joint tenancy account with a family member of Mr. Willis who does not live in the same household; (ii) 6,338 shares held under an account in the name of Charles F. Willis, V for which Mr. Willis is the custodian; (iii) 1,176 shares held under an account in the name of Charlotte Montresor Willis; (iv) 824 shares held under an account in the name of Courtney Brown C/T Justin Young Brown UTMA; and (v) 637,647 shares held by Mr. Willis in his individual capacity, which include (x) 140,000 shares pledged and (y) 49,000 options to purchase shares at an exercise price of $9.20.

(3)
Based on Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 10, 2014. Dimensional Fund Advisors LP mailing address is Palisades West, Building One, 6300 Bee Cave Rd., Austin, TX 78746.

(4)
Based on Schedule 13G filed by Rutabaga Capital Management with the Securities and Exchange Commission on February 7, 2014. Rutabaga Capital Management mailing address is 64 Broad Street, 3rd Floor, Boston, MA 02109.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Directors, executive officers and holders of more than ten percent of our common stock are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file.

        Based upon review of the copies of such reports furnished to us and written representations from our officers and Directors for the fiscal year ended December 31, 2013, we believe that during the fiscal year ended December 31, 2013 and through April 15, 2014, that the following executive officers filed the following late reports: Mr. Willis—seven late reports (three reports with respect to three 2013 transactions and four reports with respect to six 2012 transactions); Mr. Nunemaker—fourteen late reports (twelve reports with respect to thirty-six 2013 transactions and two reports with respect to sixteen 2012 transactions); Mr. Forsyth—seven late reports with respect to ten 2013 transactions; Mr. Poulakidas—one late report with respect to one 2013 transaction; Ms. Webber—two late reports with respect to two 2013 transactions; Mr. Johnson—one late report with respect to one 2013 transaction; and Mr. Thomas Nord, our former General Counsel—one late report with respect to one 2013 transaction.

        In March 2014, the staff of the Securities and Exchange Commission ("SEC"), the Company and three of its current executive officers (Messrs. Willis, Forsyth, and Nunemaker) entered into an agreement in principle to settle an administrative proceeding alleging that in certain instances they had failed to timely file public reports of the officers' stock ownership. The officers had the understanding that the reports were being timely filed by its legal department, and the Company has since hired a new General Counsel and taken remedial steps to ensure ongoing compliance with filing deadlines. The Company understands that this is part of a broad SEC review of purportedly late filings by multiple public companies and certain of their officers and directors. The Company agreed to pay a civil penalty of $150,000, and the individuals have agreed to pay $75,500, $25,000, and $25,000, respectively, all without admitting or denying the allegations. The settlements are subject to approval by the SEC. The Company does not expect this matter to materially impact its business or operations.

COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the material elements of our compensation program for Named Executive Officers. The Compensation Committee of the Board of Directors (the "Compensation Committee") oversees the design and administration of our executive compensation programs. The Compensation Committee is comprised of three independent Directors: Hans Joerg Hunziker (Chair), W. William Coon, Jr., and Robert T. Morris. The Compensation Committee meets formally twice per year, and more often if needed. Each meeting includes an executive session with no member of management present. The Compensation Committee's charter is available on the Company's web site (www.willislease.com).

2013 Performance Overview

        The Company took a variety of steps in expanding and developing its business and positioning the Company for future growth. The Company performed well in 2013, significantly increasing profitability from 2012, and executing on a number of strategies to capitalize on future growth opportunities. Set forth below are some of our more notable accomplishments for 2013:

  •
  Grew the lease portfolio to $1.03 billion, an increase of 7.4% from last year

  •
  Increased the size of the engine lease portfolio of the Willis Mitsui joint venture by more than $100 million

  •
  Launched Willis Aeronautical Services, Inc. to provide end-of-life solutions for aviation materials and services related to aircraft engines

  •
  Integrated the assets and personnel of J.T. Power into the newly formed Willis Aeronautical Services, Inc.

  •
  Increased our portfolio utilization to 86% by year-end as compared to an average 83% for 2012

  •
  Expanded the Company's revolving credit facility to $450 million to support growth in the lease portfolio

  •
  Following the sale of aircraft and engines to Hawaii Island Air, the Company booked a $1.9 million profit in the third quarter bringing the Company's long-term investment in these assets to a successful conclusion

  •
  Increased the Company's share price more than 21% in the year ending December 31, 2013 and at an annualized rate of over 13% per year over the past five years ending December 31, 2013.

        2013 was a positive year for the Company in that both its portfolio size and utilization increased compared to the prior year. The Company, together with its joint venture with Mitsui & Co., Ltd., Willis Mitsui & Co Engine Support Limited, also closed the largest sale-leaseback transaction in its history, purchasing nineteen spare engines of varied model types, all on long-term leases with Scandinavian Airlines. The Company also continued to help grow Willis Mitsui & Co Engine Support Limited to more than $239 million of assets by March 2014. Additionally, the Company purchased certain assets and hired the employees of J.T. Power, in launching the Company's wholly-owned subsidiary, Willis Aeronautical Services, Inc., which will focus on after-market solutions to the Company's and third party assets.

Results from Our Shareholder Advisory Vote

        The Compensation Committee carefully considers feedback from the Company's stockholders regarding the Company's executive compensation program, including the results of the stockholders' advisory vote on executive compensation at the 2011 annual meeting which was approved by more than

99% of the votes cast. In accordance with the preference which received the most votes cast among the alternatives regarding the frequency of future advisory votes on executive compensation, the Board decided that future advisory votes on executive compensation would be submitted to stockholders every three years. Accordingly, Proposal 2 of this proxy statement sets forth the advisory vote on executive compensation. Stockholders will next have an advisory vote on executive compensation as well as a vote on the preferred frequency of future advisory votes on executive compensation at the 2017 annual meeting of stockholders. Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters as described in this proxy statement under the heading "Communications with the Board".

Compensation Philosophy and Objectives

        The objectives of our compensation programs are to attract and retain high performing executives, to provide a substantial link between the company's performance and executive pay, and to provide stockholders with a superior rate of return. It is the Compensation Committee's philosophy to link the Named Executive Officers' compensation to corporate performance. The individual elements of compensation are areas addressed differently. Base salaries should be sufficiently competitive to attract and retain highly capable executives; annual incentive bonuses are intended to reward meeting budgeted earnings and other established goals each year; long-term incentives, now primarily in the form of grants of restricted stock, are intended to align executive and stockholder interest, reward long term growth of revenues and earnings, and provide an incentive for key executives to stay with the organization over the long term.

        The charts below show that a significant portion of our CEO's and nearly half of our other Named Executive Officers' ("NEOs") target total direct compensation (salary, annual cash incentives, and long-term equity awards) is variable or "at-risk" or focused on long-term results. "At-risk" pay is tied to the achievement of corporate and individual performance or share price performance.

Compensation Committee Process for Establishing Pay

        The Compensation Committee retains compensation consultants from time to time to evaluate executive compensation levels and advise on specific programs. Those compensation consultants report directly to the Compensation Committee. During 2013, the Compensation Committee retained Smith Compensation Consulting to advise on various compensation issues. For 2014, the Compensation Committee retained Pearl Meyer & Partners ("Pearl Meyer") to advise on various compensation issues. Pearl Meyer has provided the Compensation Committee information regarding its independence as an advisor, including the fact that it has no other contract or business relationship with Willis Lease, and the Compensation Committee took that information into account in concluding that there was no conflict of interest within the meaning of Section 10C-1 of the Securities Exchange Act of 1934 affecting Pearl Meyer's independence.

        The base salary, annual incentive compensation and long-term incentive compensation of the Named Executive Officers are determined in part by the Compensation Committee reviewing data on prevailing compensation practices of comparable companies with whom we compete for executive talent and evaluating such information in connection with our corporate goals and compensation practices. The Compensation Committee considers various sources of data when determining executive compensation levels, including compensation data from a sampling of public companies and public compensation surveys.

        However, it is difficult to determine a precise peer group of publicly-held companies because the vast majority of the Company's direct competitors are business units within much larger corporations, such as General Electric, United Technologies and Bank of Tokyo Mitsubishi, such that the heads of the leasing divisions do not appear in proxy statements as Named Executive Officers. Therefore, the Compensation Committee makes its decisions based primarily on its understanding of compensation practices in the aviation services and leasing markets, generally, and for companies of comparable size. With the help of its prior compensation consultant, Smith Compensation Consulting, the Company previously developed information on executive pay practices in (i) public financial services and leasing companies and (ii) other public companies that are generally representative of the market in which the Company competes for talent. For fiscal year 2013, the sample of companies consisted of the following companies:

AeroVironment	Frozen Food Express Industries	McGrath Rentcorp
Air Lease	GATX	Macquarie Infrastructure Company LLC
Aircastle	Genco Shipping & Trading	Mobile Mini
Astronics	General Maritime	SIFCO Industries
CAI International	Great Lakes Aviation, Ltd	TAL International Group
Credit Acceptance	HFF	TBS International
Eagle Bulk Shipping	International Shipholding	US 1 Industries
Electro Rent	LMI Aerospace
Fly Leasing	Marlin Business Services

        In selecting the public companies for inclusion in the sample, the following factors were considered: industry, geographic location, net revenues, market capitalization, and whether the company may compete against us for executive talent. For fiscal year 2012, these companies ranged in annual revenue from approximately $56 million to $1.42 billion (median of $282 million) and market capitalization from less than $1 million to $2.8 billion (median of $444 million).

        Our general guideline is to provide a total compensation opportunity that is reasonable. The Compensation Committee does not seek to specifically benchmark compensation based upon the sample companies reviewed nor does the Compensation Committee employ any other formulaic process in making compensation decisions. Rather the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for each officer of his or her level of responsibility, contributions to our financial results and our overall performance. The

Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner. Actual compensation packages may vary based on the Compensation Committee's and Mr. Willis' subjective evaluation of each executive's performance and potential as well as the Company's overall financial position and performance.

Governance of Compensation Programs

        Our Chief Executive Officer, in conjunction with human resources, develops recommended annual salaries, incentive targets and long-term incentive compensation for the Named Executive Officers. After reviewing the survey and peer group information described above under "Compensation Philosophy and Objectives" and the market information provided by the Compensation Committee's outside consultant, the Compensation Committee determines in its subjective judgment the annual salaries, incentive targets and long-term incentive compensation for the Named Executive Officers.

Elements of Compensation

        Each element of compensation has a different purpose, although in combination they are intended to make sure that Willis Lease has a competitive compensation package that attracts top talent and provides incentives that encourage a high level of short- and long-term performance for the benefit of stockholders. The Compensation Committee looks at these elements both individually (to ensure that each element is achieving its objective) and collectively (to ensure that the total compensation package is competitive). Components of the total executive compensation package, the details of which are discussed below, generally include (i) base salary, (ii) annual incentive compensation in the form of cash bonuses, (iii) long-term incentive compensation in the form of restricted stock, (iv) participation in the Company's employee stock purchase plan and other employee benefit plans and programs, and (v) in some cases, severance payments to be made upon an employment termination or change of control of the Company.

        The Compensation Committee's subjective determinations for 2013 compensation took special note of Named Executive Officers' contribution to the transactions and other strategic initiatives set forth in the "2013 Performance Overview" above.

        Base Salary:    Each officer's base salary is set on the basis of the Compensation Committee's assessment of salary levels in effect for comparable positions in the labor market, the officer's personal performance, and considerations of any special internal responsibilities. Specifically, as the Company is different in some respects from the other industrial and financial companies in the survey samples, and as to some degree responsibilities of the Company's executive officers differ from those in typical companies, the Compensation Committee gives some consideration to internal responsibilities when determining salaries. The weight given to these various factors may vary from individual to individual.

        Base salaries are reviewed annually each year after updated peer company salary information becomes available, and adjustments are made in accordance with the factors described above. Base salary increases depend in part on market competitiveness, time in position, individual performance and growth during the year, and expected future performance. For 2013, Mr. Willis received increases to his annual salary to reflect his ongoing excellent performance and efforts in furtherance of certain key transactions undertaken by the Company during 2013 with a view towards placing the Company in an improved strategic position in the coming years. Mr. Poulakidas' salary was increased upon his assumption of the General Counsel role and responsibilities. No other executive officer's salary was increased.

        Annual Incentive Compensation:    Target bonus percentages for each of the Named Executive Officers started with the target bonus percentage set forth in their respective employment agreements, which percentages were determined in part by compensation negotiations at hire and in part by evaluating target incentive levels in the prevailing market. (See "Compensation Philosophy and

Objectives".) The employment agreement for Messrs. Willis, Forsyth, and Poulakidas provide for target bonus percentages of 100%, 60%, and 50%, respectively. Mr. Nunemaker's target bonus percentage has fluctuated over the course of his employment with the Company depending on his position at the time. It is currently 75% based on his promotion to President in July 2011. Ms. Webber's target bonus percentage is 30%. No bonus was considered for Mr. Johnson since his employment terminated before the end of the year.

        The Company established a company-wide bonus plan for 2013 based on an aggressive overall return on equity goal. The 2013 bonus pool was to be determined based on return on equity and then 50% of such pool was to be allocated in proportion to target bonuses and the other 50% of the pool was to be allocated based on individual contributions. No bonuses became payable under the plan for 2013 since the plan's threshold pre-tax return on equity of 12.7% was not achieved.

        Because of the performance of the Company as reflected above, the Compensation Committee determined to provide bonuses for the 2013 year based on their subjective judgment after receiving input regarding executive performance and recommendations from the Chief Executive Officer with respect to executives other than the Chief Executive Officer. Based upon the Chief Executive Officer's recommendations and other reports from management about each such individual's contribution to the Company's performance during 2013, the Compensation Committee made the ultimate determination in their subjective judgment as to the recipients and the amounts of such annual incentive bonuses. The Compensation Committee considered numerous quantitative and qualitative factors in a subjective manner, including:

  •
  General economic and marketplace conditions,

  •
  Long-term strategy development and other specific accomplishments that are important to the long-term health of the Company, including the SAS sale-leaseback transaction and the launching of Willis Aeronautical Services, Inc.,

  •
  Innovation in the products and services that the Company can offer its customers,

  •
  Maintenance and development of customer and vendor relationships,

  •
  Future company leader development, and

  •
  Effectiveness of the executive team as a group.

        Historically, bonus payments have been moderate as a percent of salary. Since 2010, no current Named Executive Officer has received a bonus which was more than 100% of salary in any given year, and annual incentives or bonuses have averaged approximately 30% of salary for the Named Executive Officers overall.

        Long-term Incentive Compensation:    To reward executives for the long-term growth in the value of the Company's shares, the Compensation Committee also makes annual long-term incentive grants. Grants of restricted stock awarded to officers, including all Named Executive Officers, are based primarily on competitive grant practices as determined by the Compensation Committee. Also, as explained above, each element of compensation is determined separately and therefore other forms of compensation paid to the Named Executive Officers do not directly influence the amount of long-term incentive compensation that the Company awards.

        The 2007 Incentive Plan, approved by the stockholders, provides the flexibility to grant a variety of types of equity awards to provide long-term incentives to employees rather than being limited to options as the prior plan required. In conjunction with the approval of the new incentive plan, the Compensation Committee shifted its primary type of long-term incentive grants from options to restricted stock. The Compensation Committee, after consulting with its compensation consultants, has determined that restricted stock is the best vehicle for long-term executive incentives, instead of the stock options previously granted. In the Compensation Committee's judgment, restricted stock reduces the dilution of stockholders' interest by providing similar value with estimated only 1/3 of the number of shares as would be involved in an option grant. The introduction of the requirement to expense option awards for financial statement reporting purposes also makes restricted stock more attractive in both an absolute dollar sense and simplicity in calculating the accounting expense of the grants. The Compensation Committee also believes that restricted stock has a stronger retention value than do options which can expire without providing any incentive benefit. The current expectation is that restricted stock awards will be the primary form of long-term incentives for our executives.

        The Compensation Committee begins its analysis of the value of long-term incentive grants of restricted stock to an executive by applying a multiplier of one to that executive's base salary. The Compensation Committee and Mr. Willis then make a subjective overall assessment with respect to the executives (other than Mr. Willis) to determine the appropriate size of restricted stock grants to such executives. The Compensation Committee made a similar subjective assessment with respect to Mr. Willis to determine the appropriate size of his restricted stock grants.

        Employee Stock Purchase Plan:    With the exception of the CEO, whose ownership level precludes his participation under IRS regulations, our Named Executive Officers, as well as all other eligible employees, may purchase Company shares at a discount under the Employee Stock Purchase Plan.

        Under the 1996 Employee Stock Purchase Plan (as amended, the "ESPP") 250,000 shares of common stock have been reserved for issuance. Participants may purchase not more than 1,000 shares or $25,000 of common stock in any one calendar year. Each January 31 and July 31, shares of common stock are purchased with the employees' payroll deductions from the immediately preceding six months at a price per share of 85% of the lesser of the market price of the common stock on the purchase date or the market price of the common stock on the date of entry into an offering period.

Executive Stock Ownership

        While the Company promotes share ownership by its executives, and encourages them to acquire shares through the ESPP (in which all eligible executives may participate) and long-term stock incentives in the form of restricted stock, there are currently no specific guidelines for executive stock ownership or requirement for them to hold shares. Including restricted stock awards, the ownership levels of the Named Executive Officers generally significantly exceed the typical ownership guidelines established in the marketplace. For example, our Chairman and Chief Executive Officer, Charles Willis, directly owns stock worth more than 10 times his salary, well in excess of typical market guidelines.

Employment Agreements and Severance Payments

        Employment agreements have been entered into with Messrs. Willis, Forsyth, Nunemaker and Poulakidas. In addition to providing for severance as described below, such agreements provide for base salary (subject to increase but not decrease unless part of a salary reduction program affecting all senior executive officers), bonus compensation (as described in the "Annual Incentive Compensation" section of the "Elements of Compensation" portion of the Compensation Discussion and Analysis) and certain benefits. As described in detail below, the employment contracts specify certain severance benefits to be paid in the event of an involuntary termination. Consistent with our compensation philosophy, the Compensation Committee believes that the interests of stockholders are best served if the interests of senior management are aligned with those of the stockholders. To this end, we provide enhanced change of control severance benefits to certain of our executive officers to reduce any reluctance of the executive officers to pursue or support potential change in control transactions that would be beneficial to our stockholders. The agreement to pay such severance resulted from negotiations of employment terms with our Named Executive Officers. For further details, please refer to the section "Termination and Change in Control Payments" elsewhere in this proxy statement. The employment agreements also provide a nondisclosure and non-solicitation of employees covenant for three years after termination of employment (except for Mr. Forsyth whose non-solicitation covenant period is two years after termination of employment). None of the Named Executive Officers are eligible for a tax gross-up of any parachute excise tax in the event of a change in control.

        Ms. Webber is employed pursuant to an offer letter which provides for an annual base salary. She also participates in our annual incentive program with a target bonus opportunity of 30% of her base salary. Ms. Webber is not entitled to any severance benefits or other payments to be made to her upon a termination or change of control.

        Mr. Johnson was employed pursuant to an offer letter which provided for an annual base salary and certain other benefits. The offer letter entitled Mr. Johnson to severance benefits equal to one year of his base salary upon a termination without cause. In connection with a change of duties, Mr. Johnson's employment with the Company terminated and the Company paid approximately one-half of his annual base salary as a severance benefit.

Impact of Accounting and Tax Treatments of a Particular Form of Compensation

        The accounting and tax treatment of the elements of our compensation program is one factor considered in the design of the compensation program. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the federal income tax deduction for certain types of compensation paid to the chief executive officer and the three other most highly compensated executive officers of publicly held companies (other than the principal financial officer) is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The principal requirement is that such compensation must qualify as "performance-based."

        The Compensation Committee considers the impact of this rule when developing and implementing our executive compensation program. However, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, the Board has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries, annual incentive awards, performance awards and grants of restricted stock units, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

        The foregoing report is provided by the following Directors, who constitute the Compensation Committee:

        COMPENSATION COMMITTEE

  Hans Joerg Hunziker, Committee Chair
  W. William Coon, Jr.
  Robert T. Morris

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee consists of the following three independent Directors: Hans Joerg Hunziker (Chair), W. William Coon, Jr., and Robert T. Morris. None of our executive officers currently serves on our Compensation Committee. None of our executive officers is, or was during 2013, serving as a Director of or member of the compensation committee of another entity, one of whose executive officers serves, or served, as a Director of or on our Compensation Committee.

        The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, the three most highly compensated executive officers other than the CEO and CFO based on total compensation and a former executive officer for their services with us in all capacities.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2013

Name and Principal Position(a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Grants ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (h)		Total ($) (i)
Charles F. Willis, IV,	2013	875,000	400,000	936,000	—	—	773,044	(2)	2,984,044
Chief Executive	2012	825,000	450,000	1,797,800	—	—	545,247		3,618,047
Officer	2011	806,438	—	1,235,586	—	737,723	1,263,671		4,043,418
Donald A. Nunemaker,	2013	375,000	100,000	216,000	—	—	38,131	(3)	729,131
President	2012	375,000	56,250	550,400	—	—	30,057		1,011,707
	2011	358,750	—	564,510	—	246,136	23,638		1,193,034
Bradley S. Forsyth,	2013	320,000	60,000	72,000	—	—	11,773	(4)	463,773
Senior Vice President	2012	320,000	40,000	483,100	—	—	12,317		855,417
and Chief Financial	2011	311,750	—	404,451	—	171,112	12,067		899,380
Officer
Dean M. Poulakidas,	2013	300,000	60,000	216,000	—	—	11,674	(5)	587,674
Senior Vice President,	2012	270,000	81,000	—	—	—	8,017		359,017
General Counsel and	2011	84,750	—	116,300	—	25,523	8,017		234,590
Secretary
Judith M. Webber,	2013	223,300	25,000	72,000	—	—	13,484	(6)	333,784
Senior Vice President,	2012	223,300	50,000	94,220	—	—	13,103		380,623
Technical Services	2011	222,475	—	287,400	—	61,056	12,373		583,304
Paul D. "Dave" Johnson,	2013	262,500	—	—	—	—	173,001	(7)	435,501
Senior Vice President,	2012	300,000	—	94,220	—	—	10,881		405,101
Marketing and Sales	2011	200,000	—	128,800	—	91,479	6,402		426,681

(1)
The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 as discussed in Note 12—Stock-Based Compensation Plans—in our report filed on Form 10K for the fiscal year 2013 filed with the Securities and Exchange Commission.

(2)
Includes (i) a 401(k) matching contribution in the amount of $11,500, (ii) $3,811 for the allocated cost of Mr. Willis' participation in a group life, disability and accidental death and dismemberment policy that covers certain of the Company's executive officers, (iii) $7,880 for an individual accidental death and dismemberment policy for Mr. Willis, (iv) $454,074 for tax-related payments in respect of Mr. Willis' temporary relocation to the United Kingdom (includes $7,093 for tax gross-ups and $446,981 tax equalization payments) which payments were made to address the difference in tax rates between the United States and the United Kingdom, and the following perquisites:

•
$3,968 for spousal travel. This amount is based on the actual cost to the Company.

•
$148 for personal use of a company car. This amount was calculated as a proration of total fuel costs and highway tolls (based on personal use as a percentage of total use).

  •
  $8,599 for three club memberships to facilitate his role as a Company representative in the community. This amount is based on the actual cost to the Company.

  •
  $30,000 for financial, tax and estate planning services. This amount is based on the actual cost to the Company.

  •
  $233,969 in relocation benefits paid to or on behalf of Mr. Willis in connection with his temporary relocation to the United Kingdom. This amount is based on the actual cost to the Company.

  •
  $19,095 moving reimbursements benefits paid to or on behalf of Mr. Willis in connection with his relocation to the United Kingdom. This amount is based on the actual cost to the Company.

  •
  In addition, Mr. Willis had guests accompany him on the Company's plane on business trips during 2013 with no or de minimis incremental costs.

(3)
Includes (i) a 401(k) matching contribution in the amount of $11,500, (ii) $3,254 for the allocated cost of Mr. Nunemaker's participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers, (iii) $7,916 for an individual accidental death and dismemberment policy for Mr. Nunemaker, (iv) $15,251 for actual costs incurred by the Company for Mr. Nunemaker's personal use of the Company's plane, and (v) $210 for personal use of a company car which was calculated as a proration of total fuel costs and highway tolls (based on personal use as a percentage of total use).

(4)
Includes (i) a 401(k) matching contribution in the amount of $8,750 and (ii) $3,023 for the allocated cost of Mr. Forsyth's participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers.

(5)
Includes (i) a 401(k) matching contribution in the amount of $8,750, and (ii) $2,924 for the allocated cost of Mr. Poulakidas' participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers.

(6)
Includes (i) a 401(k) matching contribution in the amount of $11,500, and (ii) $1,984 for the allocated cost of Ms. Webber's participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers.

(7)
Includes (i) a 401(k) matching contribution in the amount of $11,500, (ii) $2,617 for the allocated cost of Mr. Johnson's participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers, (iii) vacation payout of $9,134, and (iv) severance payout of $149,750.

 GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended 2013

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (e)	Grant Date Fair Value of Stock and Option Awards ($)(3) (f)
		Potential Payouts Under Non-Equity Incentive Plan Awards(1)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Charles F. Willis, IV	4/9/2013				65,000	$936,000
		—	$875,000	—
Donald A. Nunemaker	4/9/2013				15,000	$216,000
		—	$281,250	—
Bradley S. Forsyth	4/9/2013				5,000	$72,000
		—	$192,000	—
Dean M. Poulakidas	4/9/2013				15,000	$216,000
		—	$155,000	—
Judith M. Webber	4/9/2013				5,000	$72,000
		—	$66,990	—
Paul D. (Dave) Johnson	—				—	—
		—	$150,000	—

(1)
See discussion of 2013 bonus plan in "Compensation of Executive Officers—Compensation Discussion and Analysis—Annual Incentive Compensation," above.

(2)
Reflects restricted stock awards granted in 2013. For additional information, please see "Compensation of Executive Officers—Long-Term Incentive Compensation" above.

(3)
The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

        The following table sets forth certain information with respect to the outstanding equity awards held by the Named Executive Officers at the end of 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

	Option Awards			Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price($) (c)	Option Expiration Date (d)	Award Grant Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)(1)	Market Value of Shares or Units of Stock That Have Not Vested($) (g)
Charles F. Willis, IV	49,000	$9.20	8/5/2015	5/28/2010	15,996
				4/1/2011	10,664
				8/11/2011	37,500
				2/3/2012	52,500
				11/28/2012	45,000
				4/9/2013	65,000

					226,660	$3,934,818

Donald A. Nunemaker	—	—	—	5/28/2010	3,522
				4/1/2011	7,045
				8/11/2011	15,000
				2/3/2012	18,750
				11/28/2012	11,250
				4/9/2013	15,000

					70,567	$1,225,043

Bradley S. Forsyth	—	—	—	5/28/2010	3,261
				4/1/2011	3,261
				8/11/2011	12,500
				2/3/2012	15,000
				11/28/2012	11,250
				4/9/2013	5,000

					50,272	$872,722

Dean M. Poulakidas	—	—	—	10/28/2011	5,000
				4/9/2013	15,000

					20,000	$347,200

Judith M. Webber	3,750	$9.20	8/5/2015	5/28/2010	2,500
				4/1/2011	5,000
				8/11/2011	6,250
				2/3/2012	5,250
				4/9/2013	5,000

					24,000	$416,640

Paul D. (Dave) Johnson	—	—	—	—	—	—

(1)
Shares of restricted stock vest in four equal annual installments on each anniversary of the grant date.

        The following table sets forth certain information with respect to options exercised by the Named Executive Officer and stock that vested during fiscal year 2013.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended 2013

	Option Awards		Stock Awards
Name of Executive Officer(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Charles F. Willis, IV	10,000	$176,811	92,078	$1,416,414
Donald A. Nunemaker	40,375	$558,776	31,340	$480,212
Bradley S. Forsyth	—	—	26,132	$402,880
Dean M. Poulakidas	—	—	2,500	$43,125
Judith M. Webber	—	—	13,132	$195,322
Paul D. "Dave" Johnson	—	—	4,250	$61,525

Termination and Change in Control Payments

        Employment contracts for Messrs. Willis, Nunemaker, Forsyth and Poulakidas specify certain severance benefits to be paid in the event of an "Involuntary Termination" (i.e., termination of employment by the Company without cause or resignation by the employee for good reason) and, in the case of Messrs. Nunemaker, Forsyth and Poulakidas, specified severance benefits in the event of an Involuntary Termination within 18 months following a change of control (a "Change of Control Termination"). As discussed above, Ms. Webber is employed by the Company pursuant to an offer letter which does not provide for severance benefits or other payments to be made to her upon a termination or change of control.

        The maximum of these benefits payable to Mr. Willis would represent (i) three times his base salary, plus (ii) a prorated portion of his annual incentives accrued during the year of termination, plus (iii) three times the average annual incentives he earned during the three years prior to his Involuntary Termination, plus (iv) distribution of unpaid deferred compensation, immediate vesting of all stock options and restricted stock, continued payment for three years for club memberships and financial, tax and estate planning, and continued coverage for three years under the Company's employee group benefit plans. Additionally, in the event Mr. Willis is terminated with less than the one year's notice required by his contract, he is entitled to a lump sum payment equal to his annual base salary prorated for the portion of the year for which he did not receive notice. Upon a change of control, Mr. Willis is entitled to immediate vesting of all stock options and restricted stock, whether or not his employment is terminated. In the event that Mr. Willis voluntarily retires, he is entitled to purchase or assume the lease for his company car, to continued payment for his club memberships and financial planning services in accordance with his contract, and to continued coverage under the Company's employee group benefit plans for one year following his retirement.

        The maximum of these severance benefits payable to Mr. Nunemaker would represent (i) one year of his base salary for an Involuntary Termination or 18 months base salary for a Change of Control Termination, plus (ii) a prorated portion of his annual incentives accrued during the year of termination for an Involuntary Termination or Change of Control Termination, plus (iii) in case of an Involuntary Termination, the average annual incentive he earned during the two years prior to his termination, or in case of a Change of Control Termination, one and one half times the average annual incentives earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock, and continued coverage under the Company's employee group benefit plans for one year following an Involuntary Termination, or for 18 months following a Change of Control Termination. Additionally, in the event Mr. Nunemaker is terminated with less than the six months' notice required by his contract, he is entitled to a lump sum payment equal to six months of his annual base salary.

        The maximum of these severance benefits payable to Mr. Forsyth would represent (i) one year of his base salary for an Involuntary Termination or 18 months base salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination the average annual incentives he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company's employee group benefit plans for one year following an Involuntary Termination, or for 18 months following a Change of Control Termination. Additionally, in the event Mr. Forsyth is terminated with less than the one year's notice required by his contract, he is entitled to a lump sum payment equal to one year of his annual base salary.

        The maximum of these severance benefits payable to Mr. Poulakidas would represent (i) six months of his base salary for an Involuntary Termination or one year's salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination, the average annual incentive he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company's employee group benefit plans for six months following an Involuntary Termination, or for one year following a Change of Control Termination. Additionally, in the event Mr. Poulakidas is terminated with less than the six months' notice required by his contract, he is entitled to a lump sum payment equal to six months of his annual base salary.

        If any of these payments or benefits would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, and would be subject to the Excise Tax imposed by Section 4999 of the Code, each of Messrs. Willis, Nunemaker, Forsyth and Poulakidas' employment contracts stipulate that payments to each of them will be reduced, to the extent necessary, so that no portion of the payments would be subject to the Excise Tax. This reduction shall only occur if the after-tax net present value of the payments, as so reduced is greater than or equal to the after-tax present value of such payments without such reduction.

        Other than as described above, if a Named Executive Officer ceases to be employed by us because of his or her resignation or retirement (other than for reasons constituting a constructive termination under his or her employment agreement), no severance payments are owed by us.

        As discussed above, Mr. Johnson's employment terminated during 2013 in connection with a change in duties. As part of a severance agreement, he was paid $149,750 and $10,000 was paid for his attorney fees. Such amount was less than the annual base salary severance amount set forth in his offer letter for a termination by the Company without cause.

        The following table shows potential payments to our Named Executive Officers under existing contracts for (i) an Involuntary Termination, and (ii) Change of Control Termination, in each case, on December 31, 2013.

POTENTIAL PAYMENTS ON INVOLUNTARY TERMINATION OR
CHANGE OF CONTROL TERMINATION

	Willis			Nunemaker			Forsyth			Poulakidas		Webber
	Termination	Change		Termination	Change		Termination	Change		Termination	Change	Termination	Change
Severance payment	$2,625,000	$2,625,000		$375,000	$562,500		$320,000	$480,000		$155,000	$310,000	—	—
In lieu of notice	875,000	875,000		187,500	187,500		320,000	320,000		155,000	155,000	—	—
Annual incentives	2,048,247	2,048,247		251,193	326,790		60,000	165,556		60,000	113,262	$25,000	$25,000
Accelerated Vesting of Restricted Stock Awards(1)	3,934,818	3,934,818		1,225,043	1,225,043		677,422	677,422		217,000	217,000	—	—
Accrued Vacation and Sick Pay	134,700	134,700		57,700	57,700		32,900	32,900		47,700	47,700	34,400	34,400
Continued Coverage under all group plans	84,600	84,600		17,800	26,700		23,300	34,950		4,650	9,300	—	—
Club Memberships	24,624	—		—	—		—	—		—	—	—	—
Financial/Tax/Estate Planning	90,000	90,000		—	—		—	—		—	—	—	—

Total Severance Payment	$9,816,989	$9,792,365	(2)	$2,114,236	$2,386,233	(2)	$1,433,622	$1,710,828	(2)	$639,350	$852,262	$59,400	$59,400

(1)
The value of the unvested restricted stock awards as of December 31, 2013 was set forth in the Outstanding Equity Awards at Fiscal 2013 Year-End table and based on the Company's closing stock price on December 31, 2013 of $17.36. These values would be the same for both an Involuntary Termination and a Change of Control Termination. The additional aggregate value of equity vesting acceleration as of December 31, 2013 for both an Involuntary Termination and a Change of Control Termination for Mr. Forsyth and Mr. Poulakidas is limited to awards vesting in the two years following termination.

(2)
No adjustment in these numbers was made to reflect any reduction that would have been made so that payments would not trigger a parachute payment excise tax. However if a Change of Control Termination occurred on December 31, 2013, such a reduction may have been necessary.

        The following table summarizes compensation by individual non-employee Directors for 2013.

DIRECTOR COMPENSATION
For Fiscal Year Ended 2013

Name(a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($)(2) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Hans Joerg Hunziker(3)	$138,068	$71,503	—	—	—	—	$209,571
W. William Coon, Jr.	$71,500	$71,503	—	—	—	—	143,003
Gérard Laviec(3)	$54,101	—	—	—	—	—	54,101
Robert T. Morris	$89,000	$71,503	—	—	—	—	160,503
Austin C. Willis	$71,500	$71,503	—	—	—	—	143,003

(1)
Each director receives $17,875 as a quarterly retainer for service as a director ($71,500 for the year). For service as chair of the Audit Committee and Compensation Committee, respectfully, Mr. Morris and Mr. Hunziker receive an additional $4,375 quarterly payment ($17,500 for the year).

(2)
The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(3)
In recognition of the adverse effects of European exchange rates against the U.S. dollar, the Compensation Committee agreed to allow the compensation of European Directors to be adjusted based on the rate in effect on their first election to the Board, effective January 1, 2008. This adjustment is paid in cash.

        The unvested restricted stock held by each Director is as follows: Mr. Hunziker, 5,352; Mr. Coon, 5,352; Mr. Morris, 5,352; Mr. Willis, 5,352. Under the 2007 Plan each non-employee Board member received a restricted stock grant of 5,000 shares of common stock when they first become a non-employee Board member. In addition each individual who is to continue to serve as an independent Director is granted approximately $71,500 worth of restricted stock based on the market price of our common stock on the date of the Company's Annual Meeting of Stockholders. Each 5,000 share initial restricted stock grant vests in a series of four successive equal annual installments over the recipient's period of continued service as a Board member measured from the grant date. Each approximate $71,500 value annual restricted stock grant vests in one installment on the recipient's completion of one year of Board service measured from the grant date.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers' interests with those of our stockholders. Please read the "Compensation Discussion and Analysis" in the proxy statement for details about our executive compensation programs, including information about the fiscal year 2013 compensation of our Named Executive Officers.

        We are asking our stockholders to indicate their support for the compensation arrangements with our Named Executive Officers as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution to be presented at the Annual Meeting:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure."

        This "say-on-pay" vote is advisory, and therefore is not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE RESOLUTION ABOVE, RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors (the "Audit Committee") oversees our accounting function, internal controls and financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three Directors, each of whom is independent as defined by the NASDAQ listing standards and operates pursuant to the Audit Committee Charter which is available on the Company's website (www.willislease.com).

        The Audit Committee reviews our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP ("KPMG"), the Company's independent registered public accounting firm for 2013, is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles and on the Company's internal control over financial reporting.

        In this context, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2013 and KPMG's evaluation of the Company's internal control over financial reporting. The Audit Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 16, as amended (Communication with Audit Committees). KPMG has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG that firm's independence. The Audit Committee has concluded that KPMG's provision of audit and non-audit services to the Company is compatible with KPMG's independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2013 be included in our Annual Report on Form 10-K for 2013 for filing with the SEC. This report is provided by the following independent Directors, who comprise the Audit Committee:

  Robert T. Morris, Audit Committee Chair
  W. William Coon, Jr.
  Hans Joerg Hunziker

PROPOSAL 3

ADVISORY VOTE ON RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed the firm of KPMG LLP ("KPMG") to audit our 2014 financial statements, and KPMG also served in this capacity in 2013. Although not required by the Company's Bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG as the Company's independent registered public accounting firm for fiscal year 2014. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG or another firm without re-submitting the matter to the Company's stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Billed to Willis Lease by KPMG LLP

        For the 2013 and 2012 fiscal years, fees for services provided by KPMG LLP to us were as follows:

	2013	2012
Audit Fees(1)	$727,314	$657,984
Audit Related Fees	152,710	167,660
Tax fees(2)	47,970	24,509

	$927,994	$850,153

(1)
Audit fees billed to us by KPMG during the 2013 and 2012 fiscal years include the audit of our annual financial statements and quarterly reviews of financial statements included in our quarterly reports on Form 10-Q.

(2)
Fees billed to us by KPMG during 2013 and 2012 for professional services rendered in providing international tax consulting services.

        All fees described above were approved by the Audit Committee.

        The Audit Committee requires that any services to be provided by our auditors must be approved in advance by the Audit Committee. If approval is required before the Committee can act, a single member of the Committee can approve an engagement, subject to ratification by the Committee at its next meeting. All services were pre-approved by the Committee or its Chair.

        KPMG will be at our Annual Meeting. They will have the opportunity to make a statement, if they desire to do so. They will be available to respond to appropriate questions from stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        As required by NASDAQ rules, all material discretionary transactions between us and our Directors, executive officers or known principal stockholders (or their respective affiliates) must be approved by the Audit Committee or another committee of independent Directors formed by the Board of Directors. Neither the Audit Committee nor the Board of Directors acting through such committee of independent Directors intends to approve any such transactions unless it believes that they are on terms no less favorable to us than could be obtained from unaffiliated third parties. The transactions described below with the airline was approved by the Audit Committee and the transactions described below with J.T. Power was approved by a committee of independent directors formed by the Board of Directors and consisted of the same Directors that comprise the Audit Committee. On June 18, 2009, the Board adopted a formal policy governing the disclosure and approval of related party transactions. That policy is available on the Company's web site (www.willislease.com).

        Over the past three years, the Company leased equipment to an airline owned by our CEO and Chairman. The Company received lease payments from the airline and recorded revenue totaling $2.1 million, $0.6 million and $1.6 million in the years ended December 31, 2013, 2012 and 2011, respectively. Our CEO and Chairman no longer owns the airline. In connection with the 2013 sale of its stock to an unrelated third party, the airline prepaid a note to us at a 45% discount of $0.4 million, similar to reductions received by other large creditors. The Company subsequently sold four engines and three aircraft, which had an aggregate net book value of $3.4 million, to the third party for $4.9 million. The $4.9 million proceeds were included in revenue as follows: Gain on Sale $0.8 million (net of the asset's $3.4 million net book value), Maintenance Reserve Revenue $0.4 million, Lease Rent Revenue $0.4 million and Other Revenue $0.3 million.

        J.T. Power: In the ordinary course of business, the Company uses a number of consignment vendors to sell engine parts. The Company consigned equipment for part-out to J.T. Power, an entity owned by Austin Willis, the son of our CEO and Chairman, and directly and indirectly, a shareholder and a Director of the Company. Sales of consigned parts under the Consignment agreements were $22,200, $70,700 and $146,900 for the years ended December 31, 2013, 2012 and 2011, respectively. The Consignment agreements provided a minimum guarantee of net consignment proceeds which was converted to a note and had a balance of $1.2 million as of December 31, 2012.

        On November 6, 2013, the Company purchased certain assets of J.T. Power for $5.6 million. A net cash payment of $4.5 million was made to fund the transaction, after deducting amounts owed to the Company, including $0.7 million related to the minimum guarantee remaining under the note and cash received of $0.4 million. Of the $4.5 million cash payment, $1.2 million was paid to various creditors and $3.3 million was paid to the shareholder of J.T. Power.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be considered at the 2015 Annual Meeting of Stockholders must, under Rule 14a-8 of the Securities Exchange Act of 1934, be received by us no later than December 31, 2014. Your proposal(s) must be mailed to our executive offices, 773 San Marin Drive, Suite 2215, Novato, California 94998, Attention: Corporate Secretary. Your proposal(s) may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

        Alternatively, under our Bylaws, a proposal or nomination that you do not seek to include in our proxy statement pursuant to Rule 14a-8 may be submitted in writing to our Corporate Secretary for the 2015 Annual Meeting of Stockholders not less than 90 days prior to the first anniversary of the preceding year's annual meeting, unless the date of the 2015 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2014 Annual Meeting. For our 2015 Annual Meeting of Stockholders, this means that your proposal(s) or nomination(s) must be submitted no later than February 28, 2015 (which is 90 calendar days before the anniversary of the 2014 Annual Meeting). If the date of our 2015 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of our 2014 Annual

Meeting, you must submit any such proposal or nomination no later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Your submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to your ownership of our common stock.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

        We are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address unless they have notified us that they want to continue receiving multiple copies. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please either contact us at 415-408-4700 or submit your request to Willis Lease Finance Corporation, attention Assistant Secretary, 773 San Marin Drive, Suite 2215, Novato, CA 94998. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us as described above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

        Our management does not know of any matters to be presented at the 2014 Annual Meeting of Stockholders other than those set forth herein and in the Notice accompanying this proxy statement.

By Order of the Board of Directors,
Charles F. Willis, IV Chairman of the Board

Date: April 25, 2014

0 14475 WILLIS LEASE FINANCE CORPORATION 2014 Annual Meeting of Stockholders May 29, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles F. Willis, IV, Dean M. Poulakidas and Bradley S. Forsyth, and each of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of WILLIS LEASE FINANCE CORPORATION held of record by the undersigned on April 1, 2014, at the 2014 Annual Meeting of Stockholders of the Company to be held on May 29, 2014 or at any adjournment thereof. The Board of Directors recommends a vote FOR THE NOMINEES listed in Proposal 1 and FOR Proposals 2 and 3. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS I OF THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE HEREOF, FOR PROPOSALS 2 AND 3, AND ON ANY OTHER MATTERS TO BE VOTED WHICH ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF WILLIS LEASE FINANCE CORPORATION May 29, 2014 IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and proxy statement are available at http://materials.proxyvote.com/970646 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Robert T. Morris O W. William Coon, Jr. 2. Advisory vote on executive compensation. 3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm. 4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20233000000000000000 7 052914 FOR ALL EXCEPT (See instructions below)) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.